Exhibit 99.1

Liquidity Services, Inc. (LQDT) Q4 2025 Earnings Call November 20, 2025 10:30 AM EST

Company Participants

Michael Patrick – Vice President and Controller
William P. Angrick, III - Co-founder, Chairman of the Board of Directors & CEO
Jorge A. Celaya - Chief Financial Officer

Conference Call Participants

Gary Prestopino - Barrington Research Associates, Inc., Research Division
George Sutton - Craig-Hallum Capital Group LLC, Research Division

Presentation

Operator

Welcome to the Liquidity Services Inc., Fourth Quarter of Fiscal Year 2025 financial results conference call. My name is Liz, and I will be your operator for today's call. Please note that this conference call is being recorded. [Operator Instructions] Later, we will conduct a question-and-answer session. I will now turn the call over to Michael Patrick, Liquidity Services’ Vice President and Controller.

Michael Patrick

Good morning. On the call today are Bill Angrick, our Chairman and Chief Executive Officer; and Jorge Celaya, our Executive Vice President and Chief Financial Officer. They will be available for questions after their prepared remarks. The following discussion and responses to your questions reflect management's views as of today, November 20, 2025, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today's press release and filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today's call, please have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter. During this call, management will discuss certain non-GAAP financial measures. In our press release and filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including the reconciliations of these measures with their most comparable GAAP measures as available. Management also uses certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results. At this time, I will turn the presentation over to our Chairman and CEO, Bill Angrick.

Bill Angrick

Good morning, and welcome to our Q4 earnings call. I'll review our Q4 performance and the progress of our business segments and next Jorge Celaya will provide more details on the quarter. Our outstanding Q4 results reflect the depth, scale and liquidity of our proprietary e-commerce marketplaces, value-added software solutions and our team’s customer-focused culture. Our ability to connect buyers and sellers in the circular economy across hundreds of diverse categories ranging from multimillion dollar industrial and construction assets to vehicles and retail consumer goods is a key competitive advantage and positions us well in any economic climate.

We continue to expand and enhance our capabilities including our recent integration of a new payment solution to improve the buyer experience and operational efficiency of our marketplaces. Our growth in Q4 reflects the strong operational execution of our RISE strategy. As GMV, adjusted EBITDA and our adjusted EPS grew 12%, 28% and 16% year-over-year, respectively, all above our guidance range. Our Q4 adjusted EBITDA margins as a percentage of direct profit grew over 310 basis points over the prior year to 32.8%, reflecting a continued mix shift to higher-margin consignment and software solutions and the operating leverage of our technology platform.

For the full year fiscal 2025, Liquidity Services made strong financial and strategic gains and we see a clear path to our midterm goals of $2 billion in annual GMV and $100 million of annual adjusted EBITDA. Let me now cover some of the key highlights from our fiscal year 2025. We achieved a record $1.57 billion in GMV in fiscal 2025 eclipsing the $1.5 billion GMV milestone for the first time and achieved revenues of nearly $477 million, up 31% year-over-year. We achieved these marks with an increasingly diversified business as every LSI business segment grew both its top and bottom line during the year.

Our strategy has prioritized low-touch consignment services and software solutions with recurring revenue characteristics that are creating substantial value for customers within a $100 billion-plus GMV market opportunity across the government, industrial and retail sectors. Second, we generated strong profitability and free cash flow during fiscal 2025 with adjusted EBITDA of $60.8 million, up 25% year-over-year, our highest EBITDA in 11 years. Our asset-light business model and operational efficiencies, including the increasing use of AI-assisted technologies allowed us to generate $59 million of free cash flow during the year, providing strong flexibility to execute our strategic plan.

Our buyer base and liquidity continue to be a strong competitive advantage for LSI. And during fiscal 2025, we eclipsed 6 million registered buyers for the first time on our platform and set a new record of 4.1 million auction participants on our platform. We continued our expansion and diversification of our GovDeals segment during the year, which achieved a record $903 million of GMV, up 8% over the year, eclipsing $900 million GMV threshold for the first time driven by consistent growth in the number of new sellers, active sellers and record vehicle and equipment sales volumes.

We have further segmented our North American territories, identified government adjacent markets and added capacity to our GovDeals sales organization to drive further growth. We also continued to expand our CAG heavy equipment fleet category during fiscal 2025, which grew GMV 35% organically during the year. Our strong buyer base, sell-in-place service model and user-friendly experience has allowed us to develop and grow relationships with national equipment fleet owners with recurring sales volumes. This has propelled this category from zero a few years ago to a run rate of more than $100 million of GMV resulting in higher and more consistent growth and profitability within our CAG segment.

Our Retail segment grew GMV 30% year-over-year by securing new recurring program flows from existing and new clients and leveraging the strength of our multichannel buyer base and agile operating footprint. Additionally, we recently launched our new localized consumer auction channel Retail Rush to drive higher recovery for our clients and value for consumers. We also further scaled our Machinio classified and dealer management software business in fiscal 2025. In addition to achieving record revenue and EBITDA during the year in our Machinio segment, we have expanded our Machinio sales capacity and developed platform innovations to target new growth opportunities within the heavy equipment, marine and service industries.

We completed the purchase of Auction Software in January of fiscal 2025 to expand our software development capacity to grow our SaaS offering with existing and new customers and to provide a platform for the launch of our new consumer online auction channel Retail Rush. We are excited by the opportunity to accelerate and expand our innovations in the circular economy with our new auction software team and technology platform, which anchors our new Software Solutions business segment.

During fiscal 2025, we continued to advance our LSI product roadmap with several innovations. For example, we deployed our new Seller Asset Management, or SAM, tool in Canada on our GovDeals and AllSurplus marketplaces. The new SAM tool incorporates mobile responsive design templates and AI-assisted asset verification tools which enhance the speed and quality of our customers' daily usage on our platform. We are well underway in rolling these new tools out in the U.S. market to our over 15,000 sellers. During fiscal 2025, we also deployed new payment processing capabilities to our value-added services.

We expect this to improve the convenience of choices of payment for our buyers but also to enhance our margins over time. Finally, we benefited during fiscal 2025 from strong employee engagement, collaboration and recruiting new talent. Our human resources team sourced 51 management and functional support new hires during the year, and for the first time in our history, did so without using external recruiting agencies. Nearly 20% of our total new hires have been referrals from existing Liquidity Services team members, reflecting the pride we have within our organization. In summary, our role as the leading global provider of e-commerce marketplaces and software solutions, powering the circular economy is a strongly differentiated valuable business.

Our resilient, diversified platform provides stability for our customers and investors alike amid ongoing economic uncertainty. With our proven service offerings and continued investment in innovation, we are uniquely equipped to empower our buyers and sellers and drive sustainable long-term growth in the large and fragmented circular economy market. With over $186 million of cash on our balance sheet and zero debt, we continue to evaluate M&A opportunities in the large fragmented circular economy market that is still early on in digital transformation. I'll now turn it over to Jorge for more details on the quarter and business outlook.

Jorge Celaya

Good morning. For the full year fiscal year 2025, we surpassed $1.5 billion of GMV setting a new annual record. We exceeded our Rule of 40 goal with solid double-digit top line growth and strong adjusted EBITDA growth of 25% to $61 million, the highest profitability in over a decade. And on the heels of the past 4 years where we consistently grew adjusted EBITDA steadily from $43 million to $48 million, fiscal year 2025 reflected our capacity for operating leverage with our resilient, diversified business model that delivered the $61 million this year in adjusted EBITDA, which was a 300 basis point improvement in our adjusted EBITDA margin as a percent of our segments’ direct profit.

Our cash flow performance also remained strong, generating $66.8 million in operating cash flow and achieving significant free cash flow conversion, which, on average, over the last 5 years, has exceeded 100%, where free cash flow is operating cash flow less capex. Our business model is focused on key financial objectives, including growing our segment direct profit, a metric that serves to equalize the effect of growing consignment versus purchased GMV streams. We, therefore, also focus on adjusted EBITDA as a percent of our segment direct profit. Consistently serving our customers with reliability, while providing technology-enabled solutions and seller access to our significant buyer base globally has enabled our market share gains.

Investing in our marketplaces and embedding leading technologies into our platform, including AI enhancements, reflects our commitment as industry leaders. Our fiscal year 2025 financial results are highlighted by strong year-over-year growth across each of our key metrics. Our consolidated GMV increased 15% and revenue grew 31% to $476.7 million, reflecting the significant purchase volumes in our retail segment earlier in the year. Our segment direct profit in total, grew 13% year-over-year. GAAP net income of $28.1 million increased 41%, resulting in earnings per share of $0.87 for the fiscal year 2025. On a non-GAAP adjusted basis, earnings per share for the year was $1.28.

Our effective tax rate for the fiscal year 2025 was 28.8%. And we spent $7.8 million in capex for the year. Our non-GAAP adjusted EBITDA was $60.8 million, up 25% versus the prior year. Our fiscal year 2025 was capped by a very strong fourth quarter, led by our GovDeals and Retail segments. While for this fourth quarter, the Retail segment's revenue was down sequentially from the fiscal third quarter from lower purchase volumes, which we guided to at the end of last quarter, GMV was sequentially up and the segment's direct profit and overall profitability also improved. Our consolidated results for our fiscal fourth quarter of 2025 includes GMV of $404.5 million, up 12%, revenue of $118.1 million, up 10% resulting in a revenue to GMV ratio of 29% for the quarter with a lower mix of purchase flows in retail during the second half of the quarter.

Our GAAP earnings per share was $0.24, up 20%. Our non-GAAP adjusted earnings per share was $0.37, up 16%, and our non-GAAP adjusted EBITDA was $18.5 million, up 28%. During the fiscal fourth quarter, we generated $38 million in cash flows from operations, conducted $16.1 million of share repurchases and ended the quarter with $185.8 million in cash, cash equivalents and short-term investments. We continue to have zero debt, and we have $26 million of available borrowing capacity under our credit facility. At the end of the quarter, we had $1.5 million of authorization remaining to perform share repurchases and we have since received authorization from our board for an additional $15 million.

Specifically comparing segment results from this fiscal fourth quarter to the same quarter last year, our CAG segment GMV was up 18%, up 20% on revenue, up 16% on segment direct profit from continued growth of recurring sellers in the heavy equipment category and international industrial sales events. Our GovDeals segment's GMV was up 12%, revenue up 17% and direct profit up 19%, driven by high dollar value asset sales. The GovDeals segment direct profit of $22.3 million set a new quarterly record. The retail segment was up 8% on GMV, up 6% on revenue. Growing consignment programs offset the anticipated lower purchase volumes.

Retail's direct profit increased 19% also setting a new quarterly record of $20.3 million, reflecting improved recovery rates on select purchase model programs, the mix in flows and lower transaction processing fees. Machinio and Software Solutions combined to increase revenue by 29% and direct profit by 24%, driven by increased Machinio subscriptions and pricing for its services and the new Software Solutions business, which offers online auction solutions under a SaaS model.

Moving to our outlook. For our fiscal first quarter of 2026, our guidance range includes double-digit year-over-year growth in our profitability metrics, driven by the continuation of our recent higher-margin business mix combined with operational discipline. Despite last year's fiscal first quarter consolidated GMV and revenue growing 26% and 72%, respectively, GovDeals, CAG and the Machinio and Software Solutions segments are expected to continue to reflect top line growth year-over-year, while comparatively lower expected inventory purchased by our retail or RSCG segment may result in tempered year-over-year consolidated GMV and revenue.

However, Retail is expected to reflect higher segment direct profit margins and improved overall profitability compared to the fiscal first quarter of last year. On a consolidated basis, consignment GMV is expected to continue to be in the low 80s as a percentage of total GMV. Consolidated revenue as a percent of GMV is expected to be slightly below 30% and the total of our segment direct profit as a percent of consolidated revenue is expected to again be in the mid- to high 40% range. These ratios can vary based on overall business mix including asset categories in any given period.

We will continue to focus on growth in our segment direct profits and our adjusted EBITDA targeting our Rule of 40 through optimizing product and service mix and long-term operating leverage to improve margins and maintain strong cash conversion. Our business model is focused on our financial objectives while we emphasize serving our customers with reliability and innovation, enabling market share gains with technology-enabled services. Management's guidance for the first quarter of fiscal year 2026 is as follows: we expect GMV to range from $370 million to $405 million. GAAP net income is expected to range from $5 million to $8 million with corresponding GAAP diluted earnings per share ranging from $0.15 to $0.25 per share.

Non-GAAP adjusted diluted earnings per share is estimated in the range of $0.25 to $0.35 per share. We estimate non-GAAP adjusted EBITDA to range from $13.5 million to $16.5 million. The GAAP and non-GAAP earnings per share guidance assumes that our effective tax rate will be similar to fiscal year 2025 and that we have approximately 32.5 million to 33 million fully diluted weighted average shares outstanding for the first quarter of fiscal year 2026. We expect capex will remain consistent with our recent levels of approximately $2 million per quarter, and our free cash flow conversion to remain in line with the historical patterns.

As has been our typical seasonal pattern, we expect the fiscal second half of fiscal year to show higher GMV and higher profitability than our first half of the fiscal year. Thank you, and we will now take your questions.

Question-and-Answer Session

Operator

[Operator Instructions] Gary Prestopino from Barrington is on the line with a question.

Gary Prestopino

Several questions. Bill, good margin improvement here. You mentioned a new payment solution that is lowering, I guess, your cost of transactions. Could you maybe go into a little more detail on that and some of the things that also are positively impacting that adjusted EBITDA margin you're generating?

William Angrick

Thanks for the question. I think one is just inherent operating leverage we're generating and putting more volume through our fixed costs, Gary, which is the beauty of the 2-sided marketplace once you get to scale. Additionally, and this is all with respect to the margin question, like many firms, we're studying and integrating AI system technologies to maintain or improve quality of service but also reduce cost of efficiencies. We're seeing that play out in a number of areas. Customer service and customer support, the onboarding of identifying, recruiting and onboarding of employees, the payment solutions process which does incorporate both, some internally developed and third-party functionality to streamline and enhance how buyers pay.

We want to make sure that buyers have a full range of payment options, ease of sign-on, ease of payment, tracking their invoice. And because we're able to spread that investment over now $1.6 billion of GMV, every basis point of savings is starting to multiply and reflect our EBITDA margin. Also, we'll see continued enhancement of our search and the matching of assets to buyers based on predictive analytics and also the historical record of bidding and buying. We're also introducing AI tools with regard to seller asset listing processes, we can enhance and improve and streamline that process for both third-party seller organizations and our internal organizations, which just means that we're enhancing and automating the data that is tagged to the assets being uploaded. It's a lot less manual and a richer description.

And this is a huge opportunity in a business like ours where each asset has some unique provenance or unique condition categories so we're excited about that. Part of that is in the seller asset management tool set I mentioned on the call, SAM, which touches every seller in our government business and our industrial CAG business. We rolled that out in Canada as a Phase 1 to get feedback from clients on what they like, what they would continue to put in or suggest in queue. And with that feedback, we're now taking aim at a much larger U.S. market. So that's another part of the lift of EBITDA. So it's just a ton of opportunity for our business combining continued scale, contain enhancement of the buyer and seller experience and then the use of AI.

Gary Prestopino

Okay. But when you say new payment solutions, you're not like now allowing some of your buyers to use something like, say, a Buy Now Pay Later, you've got a better rate on a credit card or a credit agreement. These are all internally developed things.

William Angrick

These are payment processing capabilities. We're not providing credit or a new payment solution like you mentioned Buy Now Pay Later. That's not what this is about. This is about taking the combination of third-party available technologies, integrating them into our processes. And so it's a software-driven upgrade. It has nothing to do with providing financing solutions.

Gary Prestopino

Okay. And then your guidance for consignment sales as a percentage of GMV is about, what, 82% for Q1. As the company is evolving, do you think that can stay in the low 80s because that definitely also leads to some margin improvement obviously, because...

William Angrick

I would expect that to tick up over time, Gary.

Gary Prestopino

Okay. And then lastly Retail Rush, I think you said you were doing this in Columbus. Is that right? Are you expanding this nationwide?

William Angrick

We have a single fulfillment activity in Columbus. It's an online consumer auction experience. And we're testing it in Columbus as the customer, the winning bidder on the platform is responsible for picking up the item they won and we are using our own internally developed software to essentially on an expedited basis, screen it and list and then make available for customer pickup in a location in Columbus, there absolutely is application for both internal and third parties to use the software and the platform nationally, but we're working on a prototype and test in a single location prior to expanding beyond the single location.

Operator

George Sutton from Craig Hallum is on the line with a question.

George Sutton

Thank you. Nice results. So for those listening or reading the transcript versus listening recognize that Bill has a cold. So I am curious, you mentioned diversification of GovDeals in a variety of different routes that you're taking there. Can you just walk through what is the goal with GovDeals? How broad do you see that being? When you talk about government adjacent, what kinds of things are you talking about?

William Angrick

Sure. Well, the public sector agencies that sell on GovDeals have a recurring flow of assets. And in some cases, they may use assets that they don't own and in that case, we would be using the platform to service those who own the assets that the governments might lease for service providers that may take possession of assets at some point in the process. And when you look at the used vehicle market, the construction equipment market, which is a big part of GovDeals historical liquidity and volume, adjacent sellers in the markets that we're serving. When I say markets, the physical locations. They're asking us, "Hey, how can we get involved here?" And so we're very deliberate on who we can invite and support in the marketplace.

And we do segregate the account management when a commercial seller comes on board. So if you're leasing equipment, maybe it's construction equipment and you have some government accounts, you may be interested in selling with us. And when I highlighted that our heavy equipment category in CAG for commercial sellers has grown from essentially a start-up to over $100 million of GMV. That's a great example of a government adjacent market sellers on AllSurplus, they have government clients and commercial clients, and they have a lot of used equipment and they want to have a great experience and good recovery. So we're basically giving the same value prop to them that we have delivered successfully for over 20 years on the government side.

George Sutton

Got you. Okay. That's helpful. One other question on Retail. And I just want to make sure we understand the focus on consignment versus purchase. You mentioned new recurring program flows. I assume you're referring to consignment flows. Can you give us kind of a broader picture of the competitive landscape and kind of why you're heading in this consignment direction?

William Angrick

Well, people who followed our business for a long time know that when we started in this business, we offered a consignment only solution. And the market spoke and said we want value-added services, we have some accounting reasons or SOX control reasons. We want to be able to use a purchase model arrangement. And so from really the beginning of the business, we've been agnostic. We'll provide the bundle of services and different pricing models depending on what you need, and we'll share the data. We'll give you our advice and the advice has always been you the seller you can make more money selling on consignment with our platform because you're sharing and retaining most of the upside.

And I think people have become more comfortable with our scale and service and transparency, are more comfortable with consignment. The old SOX rule was if you have your inventory leaving your facility, you're losing physical custody of that. You might only allow that to happen if you have a purchase invoice. And that really has nothing to do with the economics, has to do with financial controls. So I think that's the bias that's existed in the retail world for a long time. We've changed the narrative there because we can track that license plate of every item and the client can see that virtually on their dashboard. And when we sell it, they keep the majority of the net proceeds. And that's where the -- I think the market is going. We facilitated that transition because of our success and ability and willingness to share data. And so I'd say the majority of new client programs coming online with us are consigned oriented, and we're excited by that.

Operator

That will conclude today's question-and-answer session. This concludes today's conference call. Thank you for participating. You may now disconnect.